Exhibit 99.1

                                                   NEWS RELEASE

Contacts:	BIO-key International, Inc.
Mike DePasquale, CEO
732-359-1111

DRG&E
Gus Okwu, Managing Director
203-752-0446

BIO-key International Reports Third Quarter 2006 Results

Continued Strong Revenue Growth

Gross Profit Improvement

WALL, NJ — November 13, 2006 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today announced its financial results for the third quarter ended September 30, 2006.

Total revenue for the three months ended September 30, 2006 increased 29.9% to $4.2 million from $3.2 million reported in the restated financial statements for the corresponding period in 2005.  Gross profit for the third quarter of 2006 increased 32.1% to $3.4 million from $2.6 million reported for the corresponding period in 2005.  BIO-key’s gross margin for the third quarter of 2006 improved to 81.9% from 80.5% for the corresponding period in 2005.  Operating expenses for the third quarter of 2006 decreased 11.1% to $4.1 million from $4.6 million reported for the third quarter of 2005.  The operating loss decreased by 66.5% to $681,000 compared to $2.0 million in the corresponding period in 2005.

Net loss was $6.6 million for the third quarter ended September 30, 2006 compared to a net loss of $447,000 for the corresponding period in 2005. The $6.6 million net loss amount, however, includes a $5.5 million item relating to the early extinguishment of debt. The third quarter 2006 net loss per fully diluted share was $(0.14) compared to a net loss per fully diluted share of $(0.02) for the corresponding period in 2005.

The increase in third quarter revenue was driven primarily by the completion of a long-term project and new contracts booked earlier in the year, with related revenue recognized during the third quarter coupled with strong maintenance revenue.  The Company had participated in the above-mentioned long-term project as a subcontractor, and recognized revenue during the quarter of $773,000.  Gross profit during the third quarter increased as revenue growth outpaced costs of revenues.  Operating expenses declined during the third quarter primarily due to managements continued focus on cost reduction programs initiated during the fourth quarter of 2005.

 “We are very pleased with the solid and continued sequential and year-over-year growth we experienced in the third quarter as confirmed by new contracts that were booked by our Law Enforcement and Fire Safety segments,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “Some of these new contracts included: the Indiana University Police force committing to MobileCop®; and Davenport (Iowa) Fire Department and Bakersfield (CA) committing to our Fire RMS® software.  Our Law Enforcement segment generated a modest operating profit during the quarter while Fire Safety is making significant progress.  We believe that our recent introduction of applications enhancing data sharing between multiple agencies on a regional basis will continue to position us as the standard for innovative software and applications serving the first responder community.”

Total revenue for the nine months ended September 30, 2006 increased 3.0% to $11.2 million from $10.9 million reported for the corresponding period in 2005.  Gross profit for the nine months ended September 30, 2006 increased 12.4% to $8.8 million from $7.8 million reported for the corresponding period in 2005.  Operating expenses for the nine months ended September 30, 2006 decreased 11.8% to $12.7 million from $14.4 million reported for the corresponding period in 2005.

Net loss was $11.5 million for the first nine months ended September 30, 2006 compared to a net loss of $1.4 million for the corresponding period in 2005. The $11.5 million net loss amount, however, includes $7.8 million relating to the early extinguishment of debt. The net loss per fully diluted share for nine months ended September 30, 2006 was $(0.25) compared to a net loss per fully diluted share of $(0.09) for the first nine months of 2005.

Liquidity and Capital Resources

Consolidated cash and cash equivalents at September 30, 2006 was $1.3 million.

As previously announced, BIO-key completed several initiatives during the third quarter of 2006 that restructured the balance sheet and improved the Company’s liquidity.  These initiatives included the exchange of all of the Company’s subordinated notes to preferred equity.  BIO-key also converted a portion of its senior debt to common equity and deferred several payments until final maturity of the senior debt.  As a result, the Company’s debt obligations decreased from approximately $11 million to approximately $5 million.  Another initiative completed during the third quarter was the previously announced common equity raise that netted the Company $1.5 million.

DePasquale concluded, “We made great strides in the third quarter towards achieving our goal of profitability in the near future.  Our existing investors confirmed their belief in the long-term strategy we have taken towards enhancing shareholder value by recommitting in the restructuring that was completed during the quarter.  We continue to see additional opportunities in our sales pipeline through year-end 2006 and beyond and will continue to evaluate other opportunities that will enable us to achieve our goals economically and accretively.”

Conference Call Details

Additional information on revenue and the Company’s financial performance will be provided on BIO-key’s third quarter 2006 earnings conference call to be held on Monday, November 13th at 9:00 a.m. Eastern Time.  Dialing 303-262-2139 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through November 20th, 2006 and may be accessed by dialing 303-590-3000 and using the pass code 11074899#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide.  (http://www.bio-key.com)

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

# # #

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS:
Cash and cash equivalents	$1,293,599	$1,422,827
Receivables
Billed, less allowance for doubtful receivables of $184,074 and $160,000, respectively	3,721,544	1,635,371
Unbilled	38,776	201,942
Costs and earnings in excess of billings on uncompleted contracts	1,448,905	4,321,392
Inventory	26,588	8,760
Prepaid expenses	163,332	137,000
Total current assets	6,692,744	7,727,292
Equipment and leasehold improvements, net	464,417	548,267
Deposits	800,974	1,828,560
Intangible assets—less accumulated amortization	2,703,659	3,301,823
Deferred financing costs, net	231,879	1,562,338
Goodwill	11,389,654	11,389,654
Total non-current assets	15,590,583	18,630,642
TOTAL ASSETS	$22,283,327	$26,357,934

LIABILITIES:
Current maturities of long-term obligations and related obligations, net of discount	$1,481,611	$6,584,437
Accounts payable	1,151,100	833,608
Billings in excess of costs and earnings on uncompleted contracts	78,343	32,385
Accrued liabilities	4,778,872	5,520,515
Deferred rent	485,163	443,603
Deferred revenue	5,491,144	3,264,283
Total current liabilities	13,466,233	16,678,831
Warrants and long-term obligations	4,131,950	1,483,511
Redeemable preferred stock derivatives	1,387,238	—
Deferred rent	498,601	867,850
Deferred revenue	137,879	1,163,738
Total non-current liabilities	6,155,668	3,515,099
TOTAL LIABILITIES	19,621,901	20,193,930

Commitments and contingencies

Series B redeemable convertible preferred stock: authorized, 1,000,000 shares (liquidation preference of $1 per share); issued and outstanding 1,000,000 and 0 shares of $.0001par value respectively, net	753,229	—
Series C redeemable convertible preferred stock: authorized, 600,000 shares (liquidation preference of $10 per share); issued and outstanding 592,032 and 0 shares of $.0001 par value respectively, net	4,878,005	—
	5,631,234	—

STOCKHOLDERS’ (DEFICIT)/EQUITY:
Preferred stock — authorized, 5,000,000 shares (liquidation preference of $100 per share) Series A 7% Convertible; issued and outstanding 35,557 and 44,557 shares of $.0001 par value, respectively	4	4
Common stock — authorized, 170,000,000 shares; issued and outstanding; 53,956,837 and 46,306,589 shares of $.0001 par value, respectively	5,545	4,632
Additional paid-in capital	51,399,062	48,921,316
Accumulated deficit	(54,374,419)	(42,761,948)
TOTAL STOCKHOLDERS’ (DEFICIT)/EQUITY	(2,969,808)	6,164,004
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)/EQUITY	$22,283,327	$26,357,934

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
		(As restated)		(As restated)
Revenues
Services	$3,226,184	$2,496,883	$8,397,122	$8,318,624
License fees and other	973,914	735,588	2,784,937	2,538,990
	4,200,098	3,232,471	11,182,059	10,857,614
Costs and other expenses
Cost of services	612,441	503,843	2,024,655	2,373,535
Cost of license fees and other	148,275	125,633	361,334	658,875
	760,716	629,476	2,385,989	3,032,410
Gross Profit	3,439,382	2,602,995	8,796,070	7,825,204

Operating Expenses
Selling, general and administrative	2,467,347	2,836,875	7,834,137	8,808,969
Research, development and engineering	1,653,238	1,799,845	4,830,186	5,545,386
	4,120,585	4,636,720	12,664,323	14,354,355
Operating loss	(681,203)	(2,033,725)	(3,868,253)	(6,529,151)
Other income (deductions)
Derivative and warrant fair value adjustments	547,752	3,210,057	5,548,604	8,160,305
Interest income	—	6,908	—	35,958
Interest expense	(971,689)	(1,605,771)	(5,300,445)	(2,992,780)
Loss on extinguishment of debt	(5,493,701)	—	(7,815,717)	—
Other	(18,891)	(24,816)	(51,185)	(45,348)
	(5,936,529)	1,586,378	(7,618,743)	5,158,135
NET LOSS	$(6,617,732)	$(447,347)	$(11,486,996)	$(1,371,016)

Basic and Diluted Loss to Common Shareholders:
Net loss	$(6,617,732)	$(447,347)	$(11,486,996)	$(1,371,016)
Convertible preferred stock dividends and accretion	(369,200)	(72,632)	(581,877)	(261,152)
Net loss attributable to common shareholders	$(6,986,932)	$(519,979)	$(12,068,873)	$(1,632,168)

Net Loss Per Share:
Basic	$(0.14)	$(0.01)	$(0.25)	$(0.04)
Diluted	$(0.14)	$(0.02)	$(0.25)	$(0.09)

Weighted Average Shares Outstanding:
Basic	50,733,960	45,476,802	48,752,262	45,129,000
Diluted	50,733,960	53,861,595	48,752,262	52,017,328